SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 16, 2008
Date of report (Date of earliest event reported)

GANDER MOUNTAIN COMPANY
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-50659	41-1990949
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Fifth Street, Suite 1300 Saint Paul, Minnesota	55101
(Address of Principal Executive Offices)	(Zip Code)

(651) 325-4300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
 Compensatory Arrangements of Certain Officers.

                On January 16, 2008, the compensation committee of our board of directors took action to terminate the cash incentive program for our executive officers that was approved on June 8, 2007 and was based on our monthly initial margin.  As part of this action, the compensation committee also approved the termination of the Amendment to Employment Agreement entered into with each of our executive officers (other than JoAnn B. Boldt, our Senior Vice President of Human Resources) on July 9, 2007, as previously filed with the SEC on July 13, 2007, which implemented the terminated incentive program and made certain other changes to our executive’s employment arrangements.  The termination of the incentive program and the termination of the Amendment to Employment Agreement will both be effective on February 3, 2008, the first day of our 2008 fiscal year.  Upon termination of the Amendment to Employment Agreement, each of our executive officers (including Ms. Boldt who did not enter into the amendment because it was incorporated into the terms of her employment agreement upon her promotion to Senior Vice President) will be party to an employment agreement in the form applicable to his or her executive level, as filed with the SEC on March 7, 2006.  Our compensation committee has not yet adopted a cash incentive program for our executive officers for fiscal 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GANDER MOUNTAIN COMPANY

Date: January 22, 2008	/s/ Eric R. Jacobsen
Eric R. Jacobsen
Senior Vice President, General Counsel and Secretary